UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 16, 2010

First National Bancshares, Inc.
(Exact name of registrant as specified in its charter)

South Carolina
(State or other jurisdiction of incorporation)

000-30523	58-2466370
(Commission File Number)	(IRS Employer Identification No.)

215 North Pine Street, Spartanburg, S.C.	29302
(Address of principal executive offices)	(Zip Code)

(864) 948-9001
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02	Termination of a Material Definitive Agreement
ITEM 2.04	Triggering Events that Accelerate a Direct Financial Obligation

As previously disclosed, First National Bancshares, Inc. (the “Company”) had agreed, subject to regulatory approval, to pay the discounted sum of $3,500,000, plus accrued interest, by June 15, 2010 in full settlement of its outstanding loan from Nexity Bank (the “Lender”).  Because the Company did not make this payment, it is in noncompliance with the First Amendment to the Loan Modification and Settlement Agreement dated March 26, 2010 (the “Amendment”) between the Company and the Lender.  The Amendment amended that certain Loan Modification and Settlement Agreement dated December 30, 2009 (the “Settlement Agreement”), regarding the Loan Agreement, Stock Pledge Agreement, and Promissory Note, each dated as of December 28, 2007 between the parties (collectively, as subsequently amended and modified from time to time, the “Loan Documents”).  The Amendment is described in and attached as Exhibit 10.1 to the Company’s Form 10-Q filed May 10, 2010.  The Settlement Agreement is described in and attached as Exhibit 10.23 to the Company’s Form 10-K filed March 10, 2010.  The Loan Documents are described in and attached as Exhibits 10.2, 10.3, and 10.4, respectively, to the Company’s Form 8-K filed April 1, 2009.

Due to this noncompliance, the Lender has the ability to call the Promissory Note due and payable in full, but at this time has not elected to do so.  The Loan has an outstanding principal balance of approximately $9.6 million.  The Company continues to have active discussions with the Lender regarding another extension of the date by which the Company would be permitted to pay the Lender a discounted sum in full settlement of the Loan, subject to regulatory approval and subject to the Company's ability to raise sufficient capital to enable it to make this payment, though there are no assurances that the Lender would agree to another extension, that the Company would be able to obtain regulatory approval to pay the loan, or that the Company will be able to raise the additional capital that would be necessary to make the payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NATIONAL BANCSHARES, INC.

By: /s/ Kitty B. Payne Name Kitty B. Payne Title: EVP/Chief Financial Officer

Dated:  June 22, 2010